UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Investcorp India Acquisition Corp

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

On August 7, 2024, Investcorp India Acquisition Corp (the “Company”) is filing these definitive additional proxy materials with respect to the definitive proxy statement dated July 29, 2024 (together with the additional proxy statement supplements and annexes, the “Definitive Proxy Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) related to the extraordinary general meeting (the “Meeting”) of shareholders to be held on August 8, 2024 in order to propose a monthly extension fee of $50,000 per Monthly Extension (as defined below). All other information in the Definitive Proxy Statement remains the same.

SUPPLEMENT NO. 1 TO THE DEFINITIVE PROXY STATEMENT

The following disclosures should be read in conjunction with the disclosures contained in the Definitive Proxy Statement, which should be read in its entirety. To the extent the information set forth herein differs from or updates information contained in the Definitive Proxy Statement, the information set forth herein shall supersede or supplement the information in the Definitive Proxy Statement. The terms used below, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement.

2

SUPPLEMENT NO. 1, DATED AUGUST 7, 2024

(TO THE DEFINITIVE PROXY STAEMENT OF INVESTCORP INDIA ACQUISITION CORP DATED JULY 29, 2024)

SUPPLEMENT TO THE PROXY STATEMENT

This Supplement, supplements, updates and amends the Definitive Proxy Statement of the Company filed with the Commission on July 30, 2024. The following supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety.

Addition of the following paragraph after the first paragraph on the second page of the Notice of Extraordinary General Meeting of Shareholders is hereby added as follows:

If the shareholders approve the Extension Amendment Proposal, the Company will have until May 12, 2025 to consummate an initial business combination, and, without another shareholder vote, may elect to extend the time period within which the Company must consummate its initial business combination for up to nine (9) additional one-month periods (each, a “Monthly Extension”), to May 12, 2025, by depositing the Monthly Extension Fee (as defined below) into the Company’s trust account (the “Trust Account”). To effectuate each Monthly Extension, the Sponsor and/or its designee will deposit $50,000 per Monthly Extension into the Trust Account (the “Monthly Extension Fee”). The first Monthly Extension Fee after the approval of the Extension Amendment Proposal must be made by August 12, 2024, while the subsequent Monthly Extension Fees must be deposited into the Trust Account by the 12th of each succeeding month until May 12, 2025.

Addition of the following paragraph after the first paragraph on the second page of the cover page of the Proxy Statement is hereby added as follows:

To effectuate each Monthly Extension (as defined herein), the Sponsor and/or its designee will deposit the Monthly Extension Fee into the Trust Account The first Monthly Extension Fee after the approval of the Extension Amendment Proposal must be made by August 12, 2024, while the subsequent Monthly Extension Fee must be deposited into the Trust Account by the 12th of each succeeding month until May 12, 2025 (the “Contributions”). The Contributions are conditioned upon the implementation of the Extension Amendment Proposal. The Contributions will not occur if the Extension Amendment Proposal is not approved or the Extension is abandoned. The amount of the Contributions will not bear interest and will be repayable by us to our Sponsor or its designees upon consummation of an initial business combination.. Our Sponsor or its designees will have the sole discretion whether to continue extending for additional calendar months until the Extended Date and if our Sponsor determines not to continue extending for additional calendar months, its obligation to make additional Contributions will terminate.

The third Q&A on page 8 of the Definitive Proxy Statement is hereby amended and restated as follows:

Q. If the Extension Amendment Proposal is approved, what happens next?

A. We will continue our efforts to enter into and consummate an initial business combination.

Upon approval of the Extension Amendment Proposal by the requisite number of votes, the amendments to our Articles that are set forth in Annex A hereto will become effective. We will remain a reporting company under the Exchange Act and our units, public shares and public warrants will remain publicly traded.

If the Extension Amendment Proposal is approved, our Sponsor, or its designees, has agreed to contribute to us as a loan of $50,000 for each Monthly Extension into the Trust Account (the “Monthly Extension Fee”). The Monthly Extension Fees must be deposited into the Trust Account by the 12th of each succeeding month until the Extended Date (the “Contributions”). Assuming the Extension Amendment Proposal is approved, the initial and any subsequent Contribution will be deposited in the trust account promptly following the Extraordinary General Meeting. Each additional Contribution will be deposited in the trust account established in connection with the IPO within thirty calendar days from the beginning of such calendar month (or portion thereof). The Contributions are conditioned upon the implementation of the Extension Amendment Proposal. The Contributions will not occur if the Extension Amendment Proposal is not approved, or the Extension is abandoned. The amount of the Contributions will not bear interest and will be repayable by us to our Sponsor or its designees upon consummation of an initial business combination.

Our Sponsor or its designees will have the sole discretion whether to continue extending for additional calendar months until the Extended Date and if our Sponsor determines not to continue extending for additional calendar months, its obligation to make additional Contributions will terminate.

If the Extension Amendment Proposal is approved but we do not consummate our initial business combination by the Extended Date (or, if the date by which we have to consummate a business combination is further extended at a duly called extraordinary general meeting, such later date), we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless in the event of our winding up. In the event of a liquidation, the holders of our founder shares, including our Sponsor, will not receive any monies held in the Trust Account as a result of their ownership of the founder shares.

The second risk factor under the heading “Risk Factors” is hereby amended and restated as follows:

If we were deemed to be an investment company for purposes of the Investment Company Act, we may be forced to abandon our efforts to consummate an initial business combination and instead be required to liquidate the Company.

On March 30, 2022, the SEC issued the SPAC Rule Proposals, relating, among other things, to circumstances in SPACs such as us that could potentially cause us to be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria. To comply with the duration limitation of the proposed safe harbor, a SPAC would have a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a SPAC to file a report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of the registration statement relating to the SPAC’s initial public offering. Such SPAC would then be required to complete its initial business combination no later than 24 months after the effective date of the registration statement relating to its initial public offering.

We have not entered into a definitive business combination agreement within 24 months after the effective date of the registration statement relating to our IPO. As a result, it is possible that a claim could be made that we have been operating as an unregistered investment company. If we were deemed to be an investment company for purposes of the Investment Company Act, we might be forced to abandon our efforts to consummate an initial business combination and instead be required to liquidate. If we are required to liquidate, our investors would not be able to realize the benefits of owning shares in a successor operating business, including the potential appreciation in the value of our shares and warrants following such a transaction, and our warrants would expire worthless.

The funds in the Trust Account have, since our IPO, been held only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. However, to mitigate the risk of us being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), on the 24-month anniversary of the effective date of the registration statement relating to our initial public offering, we instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash in an interest bearing account until the earlier of consummation of our initial business combination or liquidation. As a result, following such liquidation, we receive minimal interest, if any, on the funds held in the Trust Account, which reduces the dollar amount our public shareholders would receive upon any redemption or liquidation of the Company.

In addition, the longer that the funds in the Trust Account are held in short-term U.S. government securities or in money market funds invested exclusively in such securities, there is a greater risk that we may be considered an unregistered investment company, in which case we may be required to liquidate. Accordingly, we may determine, in our discretion, to liquidate the securities held in the Trust Account at any time, and instead hold all funds in the Trust Account in cash, which would further reduce the dollar amount our public shareholders would receive upon any redemption of our public shares or liquidation of the Company.

The last paragraph on page 20 of the Definitive Proxy Statement is hereby amended and restated as follows:

The Board has determined that it is in the best interests of the Company’s shareholders to approve the Extension Amendment Proposal to allow for additional time to consider, negotiate and enter into a definitive agreement relating to our initial business combination, to hold an extraordinary general meeting to obtain the shareholder approvals required in connection with a business combination and to consummate the closing of a business combination pursuant to which, once approved, the Company will have until May 12, 2025 to consummate its initial business combination, and the Company may, but is not obligated to, extend the period of time to consummate a business combination nine times by an additional one month each time, for a total of up to nine additional months until May 12, 2025 to complete a business combination, provided that the Sponsor or its designee must deposit into the Trust Account the Monthly Extension Fee in the amount of the $50,000 for each Monthly Extension.